Exhibit 10.6

DarkPulse, Inc.

1345 Avenue of the Americas

2nd Floor

New York, NY 10105

June 8, 2021

VIA EMAIL

J. Merlin Benner, CEO

Remote Intelligence, Limited Liability Company

2780 Hills Creek Rd, Wellsboro, Pennsylvania, 16901

Re: Letter of Intent

Dear Mr. Benner:

The purpose of this letter (this “Letter of Intent”) is to set forth certain nonbinding understandings and certain binding agreements by, between, and among DarkPulse, Inc., a Delaware corporation (the “Purchaser”), Remote Intelligence, Limited Liability Company, a Pennsylvania limited liability company (the “Company”), and J. Merlin Benner, an individual (the “Shareholder”), as of the date shown above (the “Effective Date”), with respect to the acquisition of a majority ownership in the Company owned by the Shareholder on the terms set forth below. As set forth herein, each of the Purchaser, the Company, and the Shareholder, a “party,” and, together, the “parties.”

PART ONE—NONBINDING PROVISIONS

The following numbered paragraphs of this Letter of Intent (collectively, the “Nonbinding Provisions”) reflect our mutual understanding of the matters described in them, but each party acknowledges that the Nonbinding Provisions are not intended to create or constitute any legally binding obligation by, between, and among the Purchaser, the Company, and the Shareholder, and none of Purchaser, the Company, or the Shareholder shall have any liability to the other party with respect to the Nonbinding Provisions unless and to the extent that they are embodied in a fully integrated definitive agreement (the “Definitive Agreement”), and other related documents, which are prepared, authorized, executed, and delivered by, between, and among all parties. If the Definitive Agreement is not prepared, authorized, executed or delivered for any reason, no party to this Letter of Intent shall have any liability to any other party to this Letter of Intent based upon, arising from, or relating to the Nonbinding Provisions.

1.                  COMPANY MANAGEMENT

It is contemplated that management of the Company would remain unchanged following Closing, and that all employees employed by the Company at Closing, would remain as employees of the Company following Closing at the same rates and under the same terms.

2.                  STATUS OF PURCHASER AT CLOSING

(a)               It is contemplated that prior to and at Closing the Purchaser would be current in its reporting requirements pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

J. Merlin Benner, CEO

June 8, 2021

(b)               It is anticipated that the Purchaser would maintain the quotation of its common stock on the OTC Markets.

3.                  FINANCIAL STATEMENTS

It is anticipated that the Definitive Agreement may provide that the Company would be required to provide financial statements and information to comply with Item 9.01 of Form 8-K promulgated by the SEC within the extension period provided in Item 9.01(a)(4) of Form 8-K.

4.                  PROPOSED FORM OF AGREEMENT

The Purchaser, the Company, and the Shareholder intend promptly to begin negotiating to reach a written Definitive Agreement, containing comprehensive representations, warranties, indemnities, conditions and agreements by the parties customary to a transaction of this nature. The execution of the Definitive Agreement by the parties and their respective obligations to close the transaction will be subject to approval by the respective boards of directors of each entity and by the shareholders of the Company.

5.                  CONDITIONS TO PROPOSED TRANSACTION

The parties do not intend to be bound to the Nonbinding Provisions or any Provisions covering the same subject matter until the execution and delivery of the Definitive Agreement, which, if successfully negotiated, would provide that the proposed transaction would be subject to customary terms and conditions, including, but not limited to, the following:

(a)               satisfactory completion of all due diligence;

(b)               receipt of all necessary consents and approvals of governmental bodies and others;

(c)               absence of pending or threatened litigation regarding the Definitive Agreement or the transactions to be contemplated thereby;

(d)               delivery of customary legal opinions, closing certificates, and other documentation;

(e)               compliance of the transaction contemplated herein with any applicable tax-free reorganization or other tax restriction, which compliance shall be mutually satisfactory to the parties hereto;

(f)                evidence at closing that the Company would have no outstanding options, warrants, or other instruments convertible into, or obligations granting rights to receive, shares of common stock of the Company, except for securities in this transaction;

(g)               the accuracy and completeness of representations and warranties of the parties customary to a transaction of this nature; and

(h)               unaudited financial statements or information disclosing the financial condition of the Company for the last two (2) completed fiscal years the most recent quarter end.

J. Merlin Benner, CEO

June 8, 2021

PART TWO—BINDING PROVISIONS

Upon execution by the Purchase, the Company, and the Shareholder of this Letter of Intent or counterparts thereof, the following lettered paragraphs of this Letter of Intent (collectively, the “Binding Provisions”) will constitute the legally binding and enforceable agreement of the Purchaser, the Company, and the Shareholder (in consideration of the significant costs to be borne by the Purchaser, the Company, and the Shareholder in pursuing this proposed transaction and further, in consideration of their mutual undertakings as to the matters described herein).

1.	NONBINDING PROVISIONS NOT ENFORCEABLE

The Nonbinding Provisions do not create or constitute any legally binding obligations among the Purchaser, the Company, and the Shareholder, and none of the Purchaser, the Company, or the Shareholder shall have any liability to the other parties with respect to the Nonbinding Provisions unless and to the extent that they are embodied in the Definitive Agreement, if one is successfully negotiated, executed and delivered by and among all parties. If the Definitive Agreement is not prepared, authorized, executed or delivered for any reason, no party to this Letter of Intent shall have any liability to any other party to this Letter of Intent based upon, arising from, or relating to the Nonbinding Provisions.

2.	BASIC TRANSACTION

(a)               It is contemplated that the Purchaser would acquire sixty percent (60%) of the issued and outstanding voting capital stock of the Company owned by the Shareholder in exchange for Seven Million and Five Hundred Thousand (7,500,000) restricted shares of the common stock of the Purchaser (the “Shares”) with the Shares to be delivered to the Shareholder upon the closing of this transaction (the “Closing” or “Closing Date”) and Five Hundred Thousand Dollars ($500,000) to be paid to the Shareholder within twelve (12) weeks of the Closing Date. The parties anticipate that the execution and closing of the Definitive Agreement would occur simultaneously. As a result of the Closing, the Company would become a subsidiary of the Purchaser.

(b)               The exchange is intended to be made with the Shareholder who is believed to be an “accredited investor,” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and, provided that the transaction would not otherwise violate the provisions of the Securities Act or any applicable state securities laws. The shares to be issued by the Purchaser would be “restricted securities” as defined in Rule 144 under the Securities Act. An appropriate legend would be placed on the certificates representing such shares, and stop transfer orders placed against them. The Company would be required to provide adequate representations sufficient to qualify for applicable exemptions from registration. The parties intend that the Closing would occur as soon as practicable upon completion of all conditions for Closing.

(c)               The structure and form of the transaction will be mutually agreeable to the parties, provided that the parties currently intend that the transaction will qualify for treatment as a tax-free transaction under the Internal Revenue Code of 1986, as amended.

3.	DEFINITIVE AGREEMENT; TERM OF THIS LETTER OF INTENT

(a)               The Purchaser and its counsel shall be responsible for preparing the initial draft of the Definitive Agreement. Subject to the final sentence of Paragraph 4 of the Binding Provisions, the Purchaser, the Company, and the Shareholder shall negotiate in good faith to arrive at a mutually acceptable Definitive Agreement for approval, execution, and delivery on the earliest reasonably practicable date.

(b)               The Company and the Shareholder shall engage legal counsel to represent them in this acquisition transaction and the preparation of the Company documents, and to assist in the review of the Definitive Agreement.

(c)               The term of this Letter of Intent shall begin on the Effective Date and shall expire upon the earliest of (a) 11:59 p.m., Eastern Time, on the date that is sixty (60) days after the Effective Date; (b) the execution of the Definitive Agreement; or (c) such later or earlier date and time as the Company and the Purchaser may agree in writing.

J. Merlin Benner, CEO

June 8, 2021

(d)               The execution of this Letter of Intent by all parties shall terminate the previous letter of intent executed by the Purchaser and the Company on June 3, 2021.

4.	ACCESS

The Purchaser and the Company will provide to each other full access to their current and historical books and records (excluding proprietary information) and will furnish financial and operating data and such other current or historical information with respect to their business and assets as may reasonably be requested from time to time. Each party shall accommodate and make available such information to the appropriate representatives of the other. Until the Definitive Agreement is executed by the Purchaser the Company, and the Shareholder, all parties shall keep confidential any information (unless ascertainable from public filings or other public sources) obtained either prior to, or following the date of this Letter of Intent concerning the other’s operations, assets, and business, or other confidential information. It is anticipated that the Definitive Agreement would contain confidentiality provisions effective beginning on the date the agreement is executed by the Purchaser, the Company, and the Shareholder and covering confidential information provided prior to the execution of the Definitive Agreement. Neither party shall be under obligation to continue with its due diligence investigation or negotiations regarding the Definitive Agreement or to consummate the transactions contemplated by this Letter of Intent if, at any time, the results of its due diligence investigation are not satisfactory to such party for any reason in its sole discretion.

5.	EXCLUSIVE DEALING

(a)               During the term of this Letter of Intent, the Company and the Shareholder shall not, directly or indirectly, through any representative or otherwise, solicit, negotiate with or in any manner encourage, discuss or accept any proposal of any other person relating to the acquisition of the Company, shares of its capital stock purchased from the Company or the Shareholder, or the Company’s assets or business, in whole or in part, whether through direct purchase, merger, consolidation, or other business combination (collectively, an “Alternative Transaction”); provided, however, that upon receipt of an unsolicited proposal to effect an Alternative Transaction, the Company or the Shareholder may disclose (i) the existence of this Letter of Intent; (ii) the terms of the right of first refusal set forth in the next paragraph; and (iii) the terms of the break-up provisions set forth in Paragraph 6 of this Part Two. The Company or the Shareholder will immediately notify the Purchaser regarding any contact between the Company, the Shareholder, or their respective representatives and any other person regarding any proposed Alternative Transaction or any related inquiry.

(b)               In the event the Company or the Shareholder receives a proposal for an Alternative Transaction (a “Proposal”), the Company or the Shareholder will immediately give written notice to the Purchaser setting forth the identity of the proposed party and the price and terms of the Proposal. the Purchaser shall have the right, exercisable within the five (5) business days following receipt of such notice, to effect the Alternative Transaction on the same economic terms as those set forth in the Proposal.

(c)               Notwithstanding anything to the contrary contained herein, if the Purchaser terminates the Binding Provisions pursuant to Paragraphs J(b) or J(d) of this Part Two, the exclusive dealing provisions of this Paragraph 5 shall be terminated and the Company or the Shareholder shall, immediately upon such termination, be permitted to pursue an Alternative Transaction.

6.	BREAK-UP PROVISIONS

In the event that the Company or the Shareholder breaches Paragraph 5 of this Part Two and the Company or the Shareholder closes an Alternative Transaction, then, immediately upon such closing, the Company or the Shareholder shall pay to the Purchaser 10% of the total consideration (including the assumption of any liabilities of the Company), cash and non-cash paid to the Company, the Shareholder, or the Company’s shareholders in the Alternative Transaction. The Definitive Agreement shall include similar break-up provisions.

J. Merlin Benner, CEO

June 8, 2021

7.	CONDUCT OF BUSINESS

Until the Definitive Agreement has been executed and delivered by all the parties or the Binding Provisions have been terminated pursuant to Paragraph 11 of this Part Two, the Company shall conduct its business only in the ordinary course, and may not engage in any extraordinary transactions without the Purchaser’s prior consent, including, without limitation:

(a)               not issuing any equity securities or options, warrants, rights, or convertible securities;

(b)               not paying any dividends or redeeming any securities; and

(c)               not borrowing any funds or incurring any debt or other obligations outside of what is existing as of the date of this Letter of Intent.

8.	DISCLOSURE

Except as and to the extent required by law, without the prior written consent of the other party, neither the Purchaser, the Company, nor the Shareholder shall, and each shall direct its shareholders or representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction among the parties or any of the terms, conditions or other aspects of the transaction proposed in this Letter of Intent; provided, however, that upon receipt of an unsolicited proposal to effect an Alternative Transaction, the Company or the Shareholder may disclose (i) the existence of this Letter of Intent; (ii) the terms of the right of first refusal set forth in the next paragraph; and (iii) the terms of the break-up provisions set forth in Paragraph 6 of this Part Two. If a party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

9.	COSTS

Except as otherwise provided in these Binding Provisions, each party shall pay its own costs and expenses (including any broker’s or finder’s fees) incurred in connection with the proposed transaction.

10.	CONSENTS

The Purchaser, the Company, and the Shareholder shall cooperate with each other and proceed, as promptly as is reasonably practicable, to endeavor to comply with all legal or contractual requirements for or preconditions to the execution and consummation of the Definitive Agreement.

11.	TERMINATION

The Binding Provisions may be terminated:

(a)               by mutual written consent of the Purchaser, the Company, and the Shareholder;

(b)               by the Purchaser, without any penalty to the Purchaser, in the event that the Purchaser’s due diligence (a) uncovers facts concerning the Company’s business or financial condition that are different than those represented to the Purchaser by the Company or the Shareholder prior to the execution of this Letter of Intent; or (b) discloses any material concerns to the Purchaser regarding the Company;

J. Merlin Benner, CEO

June 8, 2021

(c)               by the Company or the Shareholder, without any penalty to the Company or the Shareholder, in the event that either the Company’s or the Shareholder’s due diligence (a) uncovers facts concerning the Purchaser’s business or financial condition that are different than those represented to the Company and the Shareholder by the Purchaser prior to the execution of this Letter of Intent; or (b) discloses any material concerns to the Company or the Shareholder regarding the Purchaser;

(d)               by the Purchaser, without any penalty to the Purchaser, in the event that the Purchaser’s board of directors does not approve the execution of the Definitive Agreement, and/or the transactions contemplated hereby; provided, however, that the termination of the Binding Provisions shall not affect the liability of a party for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Provisions, the parties shall have no further obligations hereunder, except as stated in Paragraphs 1, 5, 6, 8, 9, 14, and 15 of these Binding Provisions, which shall survive any such termination.

12.	EXECUTION IN COUNTERPARTS

This Letter of Intent may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.	COOPERATION

The Purchaser, the Company, and the Shareholder agree to cooperate and to use their respective best efforts to close the transaction contemplated in this Letter of Intent as soon as practicable after the date hereof.

14.	ENTIRE AGREEMENT; AMENDMENT; ASSIGNMENT

The Binding Provisions and any Non-Disclosure Agreement between the Purchaser, the Company, and the Shareholder constitute the entire agreement among the parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing among the parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by all of the parties. This Letter of Intent is not assignable without the prior written consent of each of the Purchaser, the Company, and the Shareholder.

15.	GOVERNING LAW; JURISDICTION; VENUE

This Letter shall be governed by and construed under the laws of New York without regard to principles of conflict of laws. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in New York in connection with any action.

Please sign and date this Letter of Intent in the space provided below to confirm your understanding of the terms of the Nonbinding Provisions and to confirm the mutual binding agreements set forth in the Binding Provisions and return a signed copy to the undersigned.

Very truly yours,

THE PURCHSER	DARKPULSE, INC.

	By:	/s/ Dennis O’Leary
Dennis O’Leary, CEO

[Purchaser and Shareholder Signature Page to Follow]

J. Merlin Benner, CEO

June 8, 2021

Acknowledged as to

the Nonbinding and agreed

as to the Binding Provisions

as of the date below:

THE COMPANY	REMOTE INTELLIGENCE, LIMITED LIABILITY COMPANY

Date: June 8, 2021	By:	/s/ J. Merlin Benner
J. Merlin Benner, CEO and Founder

THE SHAREHOLDER

Date: June 8, 2021	By:	/s/ J. Merlin Benner
J. Merlin Benner, an Individual